Exhibit 14.1

T20 HOLDINGS PTE LTD

CODE OF ETHICS AND BUSINESS CONDUCT

I.	Covered Persons/Purpose of the Code

This Code of Ethics and Business Conduct (the “Code”) for T20 HOLDINGS PTE LTD (the “Company”) has been adopted by the Company’s Board of Directors (the “Board” or “Board of Directors”) and sets forth the guiding principles by which we operate our company and conduct our daily business with our stockholders, customers, vendors, employees and other stakeholders.

This Code applies to (i) officers of the Company, (ii) all members of the Board, and (iii) employees and officers of the Company (collectively, the “Covered Persons” and each a “Covered Person”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

•	accountability for adherence to the Code; and

•	guidance to Covered Persons to help them recognize and deal with ethical issues.

II.	Conflicts of Interest

Covered Persons should be scrupulous in avoiding conflicts of interest with regard to the interests of the Company. A “conflict of interest” occurs when a Covered Person’s private interest interferes in any way, or appears to interfere, with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. Each Covered Person must:

•	not use his personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

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•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company;

•	not receive personal benefits from somebody other than the Company as a result of his or her position with the Company which are not generally available to other Covered Persons of the Company;

•	not take actions or have interests that may make it difficult for the Covered Person to perform his or her work with the Company objectively and effectively;

•	not engage in competition with the Company; and

•	report at least annually any affiliations or other relationships related to conflicts of interest.

The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company. Additionally, federal securities laws prohibit personal loans to directors and executive officers by the Company.

In order to avoid situations in which a conflict of interest involving a Covered Person may result in an improper benefit, all transactions involving a conflict of interest must be brought to the attention of the Chairperson of the Nominations and Governance Committee for review and approval. Upon the approval of the Nominations and Governance Committee , the actual or potential conflict of interest transaction in question must be approved by a majority of the Board (including a majority of the independent directors) not otherwise interested in the transaction as fair and reasonable to the Company and on terms not less favorable to the Company than those available from unaffiliated third parties. Conflicts of interest may not always be clear-cut, so if a Covered Person has a question, he or she shall promptly bring it to the attention of the Chairperson of the Nominations and Governance Committee . Examples of potential conflicts of interest include:

•	service as a director on the board of any other business organization;

•	the receipt of non-nominal gifts;

•	the receipt of entertainment from any company with which the Company has current or prospective business dealings, including investments in such companies, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety; or

•	any ownership interest in, or any consulting or employment relationship with, any of the Company’s unaffiliated service providers.

The Company encourages civic, charitable, educational, and political activities as long as they do not interfere with the performance of the duties of an officer or director of the Company. Each officer or director of the Company shall contact the Chairperson of the Nominations and Governance Committee before agreeing to participate in any civic or political activities that are likely to unduly interfere with the performance of his or her duties as an officer or director of the Company.

III.	Corporate Opportunities

Covered Persons owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises. Covered Persons are prohibited from (i) personally taking for themselves opportunities that are discovered through the use of corporate property, information, or position; (ii) using corporate property, information, or position for personal gain; and (iii) competing with the Company. Competing with the Company may involve engaging in the same line of business as the Company or any situation where the Covered Person takes away from the Company opportunities for sales or purchases of products, properties, services, or other interests.

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IV.	Confidentiality

Covered Persons shall maintain the confidentiality of confidential information entrusted to them by the Company or parties with which the Company transacts business, except when disclosure is:

(a)	authorized by the Chairperson of the Audit Committee as relates to the Company’s financial information; or

(b)	authorized by the Chairperson of the Nominations and Governance Committee as relates to information other than the Company’s financial information; or

(c)	required by laws, regulations, or applicable legal proceedings.

Whenever feasible, Covered Persons should consult with the General Counsel, the Compliance Officer, the Chairperson of the Nominations and Governance Committee or the Chairperson of the Audit Committee if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information, and all other information the disclosure of which might be harmful to the Company or parties with which the Company transacts business, including, without limitation, information that could (i) be of use to competitors of the Company; (ii) have an adverse effect on the Company’s business relationships or otherwise adversely affect the reputation or perception of the Company in the business, financial, investment or real estate community; (iii) impair the value of any of the Company’s assets; or (iv) expose the Company to legal claims, regulatory actions, or other forms of liability. Covered Persons shall not share confidential information with anyone outside of the Company, including family and friends who do not need to know the information to carry out their duties to the Company. Covered Persons remain under an obligation to keep all information confidential even if their relationship with the Company ends. All public and media communications involving the Company shall be handled exclusively by the Chief Executive Officer of the Company or his or her designee.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or regulation or this Code, such matters shall not be disclosed to anyone other than the Board, the Audit Committee, the Nominations and Governance Committee and the Company’s legal advisers.

V.	Insider Trading

Covered Persons are prohibited from buying or selling the Company’s securities while the Covered Person is aware of material non-public information about the Company. Information is considered material if it would affect a reasonable investor’s decision to purchase, hold, or sell a security, including stocks, bonds, or options. In addition, a Covered Person may not “tip” a family member, friend, or other person by providing that person with material non-public information about the Company. Trading in the securities of a company doing business with the Company is subject to the same restrictions. Covered Persons are subject to the terms and conditions of the Company’s Insider Trading Policy Statement dated [__], 2022, as amended and set out in Appendix “A” – Insider Trading Policy (the “Insider Trading Policy”), which contains important additional information regarding trading in the Company’s securities.

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VI.	Recordkeeping

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Audit Committee. Records should always be retained or destroyed according to the Company’s record retention policies.

VII.	Fair Dealing

Each Covered Person shall deal fairly with the Company’s customers, suppliers, competitors, officers, and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing or practice. We seek competitive advantages through superior client service, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Covered Persons must disclose, prior to or at their time of hire, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement, or similar agreement with a former employer that may in any way restrict or prohibit the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Chief Executive Officer of the Company to permit evaluation of the agreement in light of the Covered Person’s position. In no event shall a Covered Person use any trade secrets, proprietary information, or other similar property, acquired in the course of his or her employment with another employer in the performance of his or her duties for or on behalf of the Company. Whenever the ethical or legal requirements of a situation are unclear, Covered Persons should contact their supervisor or the Compliance Officer.

VIII.	Protection and Proper Use of Company Assets

All Covered Persons shall protect the Company’s assets and ensure their efficient and proper use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All assets of the Company should be used for legitimate business purposes. The Company’s assets may not be used for personal benefit, sold, loaned, given away, or disposed of without proper authorization. Permitting the Company’s property to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Covered Persons shall not use corporate or other official stationary for personal purposes.

IX.	Compliance with Laws, Rules and Regulations

All Covered Persons shall act in accordance with applicable laws, rules, and regulations, including insider trading laws (“Applicable Laws”). Many of the Applicable Laws are specifically described herein or in other policies and procedures of the Company.

X.	Foreign Corrupt Practices Act

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain, or direct business. Accordingly, corporate funds, property, or anything of value may not be, directly or indirectly, offered or given by a Covered Person or an agent acting on his or her behalf, to a foreign official, foreign political party, or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his or her influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

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Covered Persons are also prohibited from offering or paying anything of value to any foreign person if it is known or it should have been known that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates or agents, are used to channel payoffs to foreign officials.

XI.	Disclosure and Compliance

Each Covered Person shall be required to:

•	familiarize himself or herself with the disclosure requirements generally applicable to the Company;

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•	to the extent appropriate within his or her area of responsibility, consult with other officers and directors of the Company with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations; and

•	comply with the Insider Trading Policy.

XII.	Accountability

Each officer and director of the Company must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he or she has received, read, and understands the Code; and

•	annually thereafter affirm in writing to the Board that he or she has complied with the requirements of the Code.

Each Covered Person must:

•	not retaliate against any other Covered Person and its affiliates for reports of potential violations that are made in good faith; and

•	notify the Chairperson of the Audit Committee or the Compliance Officer promptly if he or she knows of any material violation of laws, rules, regulations, or this Code.

Strict adherence to the Code is required. It is the responsibility of management at all levels to enforce the Code and all Covered Persons to report violations to, or, in doubtful cases, to seek advice from, their superiors or the Compliance Officer of the Code. Any violation of this Code or other Company policies may result in disciplinary action, up to and including termination of employment.

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XIII.	Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any Covered Person of the Company has concerns or complaints regarding questionable accounting or auditing matters (including, but not limited to, knowingly providing any false or misleading representation to an auditor) which in any way affect the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially, or otherwise) to the Chairperson of the Audit Committee in accordance with the Whistleblower Policy of the Company.

XIV.	Anti-Bribery and Anti-Corruption Policy

Each Covered Person shall comply at all times with the Company’s Anti-Bribery and Anti-Corruption Policy, as amended (the “Anti-Bribery and Anti-Corruption Policy”), attached as Appendix “B” to the Code.

XV.	Reporting any Illegal or Unethical Behavior

Covered Persons are encouraged to talk to officers or directors about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers, and directors who are concerned that violations of this Code have occurred or may occur, or that other illegal or unethical conduct by other officers or directors of the Company and its affiliates has occurred or may occur, should contact (anonymously, confidentially, or otherwise) the Compliance Officer of the Code or the Chairperson of the Audit Committee.

No employee, officer, or director will be penalized for making a good-faith report of violations of this Code or other illegal or unethical conduct, nor will the Company permit or tolerate retaliation of any kind against anyone who makes a good-faith report. An employee, officer, or director who submits a report in bad-faith, however, may be subject to disciplinary action. If an employee wishes to remain anonymous, he or she may do so.

XVI.	Administration and Violations of the Code of Ethics and Business Conduct

This Code shall be administered and monitored by the Code’s Compliance Officer who shall be appointed by the Audit Committee. The Compliance Officer will handle the Company’s day-to-day compliance matters, including:

•	Receiving, reviewing, investigating, and resolving concerns and reports on the matters described in the Code;

•	Providing guidance on the meaning and application of the Code; and

•	Reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) to management, the disclosure committee of the Company, when established, and the Audit Committee on the implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that he or she deems necessary.

Any questions and further information on this Code should be directed to the Compliance Officer.

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Covered Persons are expected to follow this Code at all times. Generally, there should be no waivers of this Code. For members of the Board of Directors and the Company’s executive officers, the Board of Directors or the Audit Committee shall have the sole and absolute discretionary authority to approve any deviation or waiver from or amendments to this Code. Any such waiver from or amendment to this Code applicable to or directed at the members of the Board of Directors and executive officers shall be disclosed to stockholders as required by the rules promulgated by the SEC under the Securities Exchange Act of 1934 and other applicable law. No waiver of any provision of the Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for preparation of the Company’s reports on Form 8-K in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver.

XVII.	Public Company Reporting

As a public company, it is important that the Company’s filings with the SEC and other public disclosures of information be complete, fair, accurate, and timely. An officer or director of the Company and its affiliates may be called upon to provide necessary information to ensure that the Company’s public reports are complete, fair, and accurate. The Company expects each officer and director of the Company and its affiliates to take this responsibility seriously and to provide prompt, complete, fair, and accurate responses to inquiries with respect to the Company’s public disclosure requirements. The Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, people performing similar functions, any of the Company’s directors, other officers and its affiliates who may be participating in the preparation of reports, press releases, forms, or other information to be publicly disclosed through filings with the SEC or as mandated by the SEC are expected to use their diligent efforts to ensure that such reports, press releases, forms, or other information are complete, fair, accurate, and timely.

XVIII.	Code of Ethics for Senior Financial Officers

This Code shall be the code of ethics for senior financial officers adopted by the Company for purposes of Item 406 of Regulation S-K promulgated by the SEC.

XIX.	No Rights Created

This Code is a statement of fundamental principles, policies, and procedures that govern Covered Persons in the conduct of Company business. It is not intended to and does not create any legal rights for any customer, supplier, competitor, stockholder, or any other non-employee or entity.

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APPENDIX A

T20 HOLDINGS PTE LTD

Insider Trading Policy Statement

General

It is the policy of T20 HOLDINGS PTE LTD (the “Company”) that no director, officer, employee, agent, or representative of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no director, officer, employee, agent, or representative of the Company who, in the course of working for the Company, learns of material nonpublic information about a subsidiary or other affiliate of the Company or a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

The board of directors of the Company has adopted this insider trading policy to:

•	help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information (which could result, for example, when a director or an executive officer engages in a trade while unaware of a pending material development);

•	assist directors and executive officers in complying with their SEC Forms 3, 4, 5 and 144 filing obligations, including particularly the two-day Form 4 filing requirement; and

•	help directors and executive officers avoid inadvertent “short swing” (i.e., six months) profit liability.

This policy applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), such other persons as may be designated from time to time and informed of such status by the Company’s Compliance Officer (“covered persons”), and any family and any household members of directors, executive officers, and other covered persons.

It is important that directors, executive officers, and any other employees, agents, or representatives of the Company understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (“SEC”) investigates and is very effective at detecting insider trading. The SEC, together with the U.S. Attorney’s Office, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is the obligation of the Company’s directors, executive officers, employees, agents, and representatives to understand and comply with this policy. Please contact Peter Chiang, the Compliance Officer, at Peter@Twenty20.com.sg if there are any questions regarding this policy.

Penalties for Noncompliance

Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, (3) civil fines of up to three times the profit gained or loss avoided, and (4) injunctive actions. In addition, punitive damages may be imposed under applicable state laws.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this policy may also subject such person to the Company-imposed sanctions, including dismissal for cause, whether or not the failure to comply with this policy results in a violation of law.

Scope and Pre-Clearance Procedures

Directors, executive officers, and other covered persons of the Company, together with their family members, may not engage in any transaction in the Company’s securities (including a stock plan transaction such as an option exercise, gift, loan, pledge, hedge, contribution to a trust, or any other transfer) at any time without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least five business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. The Compliance Officer may not trade in securities of the Company unless the Chief Executive Officer has approved the trade in accordance with the procedures set forth in this policy.

The Company’s insider trading policy generally does not apply to the issuance of restricted stock to an officer or director or the exercise of a stock option by an officer or an independent director pursuant to the Employee and Director Long-Term Incentive Plan of the Company (the “LTIP”). The policy does apply, however, to the subsequent sale of any such restricted stock granted or stock received upon the exercise of an option, as well as the sale of stock as part of a broker-assisted cashless exercise of an option or to any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

In addition, the Company’s insider trading policy does not apply to purchases of Company stock under the Company’s distribution reinvestment plan resulting from the reinvestment of distributions paid on Company securities. The policy does apply, however, to elections to participate in the distribution reinvestment plan or increases in the level of participation in the distribution reinvestment plan. The policy also applies to sales of any Company stock purchased pursuant to the distribution reinvestment plan.

The failure of a director, officer, agent, or representative to comply with the Company’s insider trading policy may subject him or her to sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law.

Event-Specific Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, executive officers, or other employees, agents, or representatives of the Company. So long as the event remains material and nonpublic, persons who are aware of the event and any executive officers and directors may not trade in securities of the Company. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, an employee, executive officer, or director requests permission to trade in securities of the Company during an event-specific blackout, the Compliance Officer will inform the requesting person of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Post-Termination Transactions

If a director, executive officer, employee, agent, or representative of the Company is aware of material nonpublic information when that person has terminated service with the Company, such person may not trade in securities of the Company until that information has become public or is no longer material. In all other respects, the procedures set forth in this policy will cease to apply to such persons.

Filing of Section 16 Reports

Upon the Company registering to become a reporting Company under the Exchange Act by filing a Form 8-A, the SEC’s rules under Section 16(a) of the Exchange Act impose reporting requirements on executive officers, directors, and 10% stockholders. If there is any change in ownership by an executive officer, director, or 10% stockholder of Company stock at any time, other than through certain exempt Company benefit plans, such person will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction.

Executive officers, directors, and 10% stockholders are also required to report certain exempt transactions to the SEC at year-end on a Form 5. The number and types of transactions eligible for Form 5 reporting are very limited. Coupled with the complexity of determining the time for filing reports in the situations described above, the need to pre-clear with the Compliance Officer all transactions that executive officers, directors, and 10% stockholders may contemplate is essential to our ability to assist such persons in making the proper filings in the required time frames.

Under SEC rules, the preparation and filing of Section 16(a) reports is solely the responsibility of the directors, executive officers, and 10% stockholders. However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules, the Company has determined that it is prudent to provide such persons with assistance in preparing and filing their reports. In this regard, the Company’s Compliance Officer, Peter Chiang, has been designated as the Company’s Filing Coordinator and can assist all executive officers and directors in preparing, reviewing, and filing all Forms 3, 4, and 5.

APPENDIX B

T20 HOLDINGS PTE. LTD

ANTI-BRIBERY & ANTI-CORRUPTION POLICY

1 INTRODUCTION

1.1 The Board of Directors of T20 Holdings Pte. Ltd. (“T20”), on behalf of T20 and T20’s subsidiaries, adopts and formalizes this corporate policy in respect of compliance with applicable and relevant anti-bribery and anti-corruption laws, which may include the Papua New Guinea Criminal Code Act 1974 and the US Foreign Corrupt Practices Act 1977.

1.2 This Anti-Bribery & Anti-Corruption Policy (the "Policy") will supersede any other existing T20 policies relating to bribery and corruption.

1.3 The Compliance Officer responsible for the Policy is the Commercial and Compliance Director or his or her designee.

2 POLICY STATEMENT

2.1 T20 will conduct all its business honestly and in an ethical manner. T20 will not tolerate any engagement in bribery or corruption to facilitate or develop T20’s business. T20 is committed to acting professionally, fairly and with integrity in all its business dealings and relationships. T20 seeks to avoid acts which may adversely impact upon T20’s integrity or reputation.

2.2 Individuals involved in bribery or corrupt activity may be fined or sentenced to imprisonment. Further, if T20, any of its employees or associated persons (e.g., contractors, agents or subsidiaries) are found to have taken part in bribery or corruption, T20 and/or the individual could face substantial fines and penalties, which could seriously damage T20’s reputation both in the public markets and in the countries in which T20 operates. T20 therefore takes its legal and ethical responsibilities very seriously.

2.3 T20 is committed to upholding all laws relevant to countering bribery and corruption in each of the jurisdictions in which it operates. As the anti-corruption laws of many countries such as the US have extraterritorial application, T20, its employees and associated persons will be bound by the most stringent requirements of these laws in respect of its conduct in all jurisdictions they operate, even if such conduct would otherwise be permitted by the local law of a particular jurisdiction.

2.4 The purpose of this Policy is to:

➢	set out the responsibilities of T20, and all individuals who work for T20, in observing and upholding T20's position on bribery and corruption; and
➢	provide information and guidance to those individuals working for T20 on how to recognize and deal with bribery and corruption issues.

2.5 In this Policy, "third party" means any individual or organisation with whom you may come into contact during the course of your work for T20, and includes actual and potential customers, suppliers, distributors, business contacts, agents, advisers, and government and public bodies, including their advisors, representatives and officials, politicians and political parties.

3 APPLICATIONS OF THE POLICY

3.1 The Policy applies to all directors, employees, consultants and contractors of T20. Compliance with this Policy constitutes terms of service for each director, conditions of employment for each employee, and conditions of providing services to T20 for each consultant and contractor. Each such person agrees to be bound by the provisions of this Policy upon notification of the most recent copy being given to them or upon notification that an updated version has been placed on T20's website for review.

3.2 This Policy extends across all of T20's business dealings and in all countries and territories in which T20 operates. All persons covered by this Policy, in discharging their duties on behalf of T20, are required to comply with the laws, rules and regulations applicable in the location in which T20 is performing business activities, and in particular with respect to anti-bribery and anti-corruption laws, rules and regulations. Where uncertainty or ambiguity exists, please contact the Compliance Officer who may seek further legal advice.

4 FORMS OF BRIBERY AND CORRUPTION

4.1 For purposes of this Policy, each of the examples in 4.2 to 4.5 below is referred to as a "bribery offence".

4.2 Bribes

(a) A bribe is an inducement or reward offered, promised or provided in order to gain any commercial, contractual, regulatory or business or personal advantage.

(b) An inducement is something which helps to bring about an action or desired result.

(c) A business advantage means that T20 is placed in a better position (financially, economically, or reputationally, or in any other way which is beneficial) either than its competitors or than it would otherwise have been had the bribery or corruption not taken place.

4.3 Kickbacks are payment of any portion of a contract made to employees of another contracting party or the utilisation of other techniques, such as subcontracts, purchase orders or consulting agreements, to channel payment to public officials, political parties, party officials or political candidates, to employees of another contracting party, or their relatives or business associates.

4.4 Extortion means to directly or indirectly demand or accept a bribe, facilitation payment or kickback.

5 ANTI-BRIBERY AND CORRUPTION STANDARDS

5.1 It is prohibited for T20 or its directors, officers, employees, consultants or contractors to:

(a) give, promise to give, or offer, a payment, gift or hospitality to a third party or otherwise engage in or permit a bribery offence to occur, with the expectation or hope that an advantage in business will be received, or to reward a business advantage already given.

(b) give, promise to give, or offer, a payment, gift or hospitality to a third party to "facilitate" or expedite a routine procedure.

(c) accept a payment, gift or hospitality from a third party if you know or suspect that it is offered or provided with an expectation that a business advantage will be provided by T20 in return.

(d) threaten or retaliate against another employee or worker who has refused to commit a bribery offence or who has raised concerns under this Policy.

(e) engage in any activity that might lead to a breach of this Policy.

5.2 Non-compliance with the Policy may result criminal or civil penalties which will vary according to the offence. An employee acting in contravention of the Policy will also face disciplinary action up to and including summary dismissal.

6 GIFTS AND HOSPITALITY

6.1 This Policy does not prohibit reasonable and appropriate hospitality to or from third parties which does not contravene this Policy.

6.2 All employees and contractors are encouraged to contact the Compliance Officer for guidance in respect of inquiries related to reasonable and appropriate hospitality to or from third parties.

7 RED FLAGS

7.1 The following is a list of "red flags" that may indicate the possible existence of corrupt practices and should be kept in mind by all those subject to this Policy:

(a) Use of an agent with a poor reputation or with links to a foreign government.

(b) Unusually large commission payments or commission payments where the agent does not appear to have provided significant services.

(c) Cash payments, or payments made without a paper trail or without compliance with normal internal controls.

(d) Payments or bonuses to foreign persons outside of the T20 group for which there is little supporting documentation.

(e) Payments to be made through third party countries or to offshore accounts.

(f) Private meetings requested by public contractors or companies hoping to tender for contracts.

(g) Not following T20 policies or procedures – abusing the decision-making process.

(h) Unexplained or unreasonable preferences for certain sub-contractors.

(i) Invoices rendered or paid in excess of contractual amounts.

7.2 This list is not exhaustive and you should be alert to other indicators that may raise a suspicion of corrupt activity. If you become aware of any Red Flags or other indicators that may reasonably raise a suspicion of corrupt activity, please contact your immediate supervisor or the T20 Compliance Officer.

8 RESPONSIBILITIES UNDER THE POLICY

8.1 All directors, officers, employees, consultants and contractors of T20 must read, understand and comply with this Policy.

8.2 All directors, officers, employees, consultants and contractors of T20 must participate in all training provided by T20.

8.3 The prevention, detection and reporting of bribery offences and other forms of corruption are the responsibility of all those working for T20 or under its control. All such persons are required to avoid any activity that might lead to, or suggest, a breach of this Policy.

8.4 If you are asked to make a payment on T20's behalf, you should always be mindful of what the payment is for and whether the amount requested is proportionate to the goods or services provided. You should always ask for a receipt which details the reason for the payment. If you have any suspicions, concerns or queries regarding a payment, you should raise these with the Compliance Officer, wherever possible, prior to taking any action.

8.5 All directors, officers, employees, consultants and contractors of T20 must notify the Compliance Officer as soon as possible if they believe or suspect that an action in conflict with this Policy has occurred, or may occur in the future, or has been solicited by any person.

8.6 Any person who breaches this Policy will face disciplinary action, which could result in dismissal. T20 reserves its right to terminate its contractual relationship with other persons if they breach this Policy.

9 ASSOCIATED ENTITIES

9.1 It is a violation of the Policy to make any corrupt payments through any subsidiaries, agents, intermediaries, business partners, contractors or suppliers (individuals or organizations) of T20 ("Associated Entities") or to make any payment to a third party where there is any reason to believe that all or a portion of the payment will go towards a bribe.

9.2 The relationship with agents and other intermediaries must be fully documented using T20’s standard terms and conditions for appointment, which shall include compliance with the Policy and prohibit Associated Entities from making or receiving any bribes on T20's behalf.

9.3 Compensation paid to Associated Entities must be appropriate and justifiable and for the purpose of legitimate services rendered.

9.4 Associated Entities are required to keep proper books and records available for inspection by T20, its auditors and/or investigating authorities.

10 RECORD-KEEPING

10.1 T20 will be required to develop, implement, monitor and maintain a system of internal controls to facilitate compliance with this Policy, as well as to foster a culture of integrity and maintain high ethical standards throughout T20.

10.2 T20 must keep financial records and have appropriate internal controls in place which will evidence the business reason for making payments to third parties, for a period of 6 years.

10.3 All transactions must be executed in accordance with management’s general or specific authorization. Transactions must be recorded as necessary to permit preparation of financial statements in conformity with International Financial Reporting Standards, for a period of 6 years.

10.4 All business partners of T20 should have in place internal controls and procedures that fit these criteria and enhance compliance with this Policy.

10.5 T20 will maintain available for inspection accurate books and records that fairly document all financial transactions, risk assessments and due diligence, if any and if applicable.

10.6 All accounts, invoices, memoranda and other documents and records relating to dealings with third parties should be prepared and maintained with strict accuracy and completeness. No accounts or cash funds may be kept "off-book" to facilitate or conceal improper payments. The use of false documents and invoices is prohibited, as is the making of inadequate, ambiguous or deceptive bookkeeping entries and any other accounting procedure, technique or device that would hide or otherwise disguise illegal payments.

10.7 To ensure the effectiveness of internal controls, business and finance personnel of T20 will review transactions and expense/payment requests for warning signs that signal an inadequate commercial basis or present excessive risks.

11 REPORTING VIOLATIONS OF THIS POLICY

11.1 All directors, officers, employees, consultants and contractors must adhere to T20's commitment to conduct its business and affairs in a lawful and ethical manner. All directors, officers, employees, consultants and contractors are encouraged to raise any queries with the Compliance Officer.

11.2 In addition, any director, officer, employee, consultant and contractor of T20 who becomes aware of any instance where T20 receives a solicitation to engage in any act prohibited by this Policy, or who becomes aware of any information suggesting that a violation of this Policy has occurred or is about to occur is required to report it to the Compliance Officer.

11.3 Persons who refuse to engage in or permit a bribery offence, or who raise legal or ethical concerns or report another's wrongdoing, are sometimes worried about possible repercussions. T20 aims to encourage openness and will support anyone who raises genuine concerns in good faith under this Policy, even if they turn out to be mistaken. No directors, officers, employees, consultants and contractors of T20 will suffer demotion, penalty, or other adverse consequences for refusing to engage in or permit a bribery offence or for raising concerns or for reporting possible wrongdoing, even if it may result in T20 losing business or otherwise suffering a disadvantage.

11.4 T20 prohibits retaliatory action against any person who raises a concern in good faith.

12 INVESTIGATION AND DOCUMENTATION OF REPORTS

12.1 Any report of solicitations to engage in a prohibited act or possible violation of the Policy will be investigated initially by or on behalf of the Compliance Officer. Where the matter is deemed potentially serious it will be promptly reported to the Chief Executive Officer, the Chairman of the Audit Committee, and where appropriate, to the Chairman of the Board, and the following procedure will be followed:

(a) The report will be recorded and an investigative file established. In the case of an oral report, the party receiving the report is also to prepare a written summary.

(b) The Chairman of the Audit Committee will promptly commission the conduct of an investigation. At the election of the Chairman of the Audit Committee, the investigation may be conducted by T20 personnel, or by outside counsel, accountants or other persons employed by the Chairman of the Audit Committee. The investigation will document all relevant facts, including persons involved, times and dates. The Chief Executive Officer or the Chairman of the Audit Committee shall advise the Board of Directors of the existence of an investigation.

(c) The identity of a person filing a report will be treated as confidential to the extent possible, and only revealed on a need-to-know basis or as required by law or court order.

(d) On completion of the investigation, a written investigative report will be provided by the persons employed to conduct the investigation to the Chief Executive Officer and the Chairman of the Audit Committee. If the investigation has documented unlawful, violative or other questionable conduct, the Chief Executive Officer or the Chairman of the Audit Committee will advise the Board of Directors of the matter.

(e) If any unlawful, violative or other questionable conduct is discovered, the Chief Executive Officer shall cause to be taken such remedial action as the Board of Directors deems appropriate under the circumstances to achieve compliance with the Policy and applicable law, and to otherwise remedy any unlawful, violative or other questionable conduct. The persons employed to conduct the investigation shall prepare, or cause to be prepared, a written summary of the remedial action taken.

(f) In each case, the written investigative report (or summary of any oral report), and a written summary of the remedial action taken in response to the investigative report shall be retained along with the original report by or under the authority of the Chairman of the Audit Committee.

13 DUE DILIGENCE

13.1 T20 will conduct appropriate due diligence to inform risk assessments and ensure compliance with the Policy.

13.2 While the list is not exhaustive, and warning signs will vary by the nature of the transaction, expense/payment request, geographical market or business line, common warning signs that should be considered as part of any due diligence include:

(a) that an Associated Entity has current business, family or some other close personal relationship with a customer or government official, has recently been a customer or government official or is qualified only on the basis of his influence over a customer or government official;

(b) a customer or government official recommends or insists on the use of a certain business partner or Associated Entity;

(c) an Associated Entity refuses to agree to anti-corruption contractual terms, uses a shell company or other unorthodox corporate structure, insists on unusual or suspicious contracting procedures, refuses to divulge the identity of its owners, or requests that its agreement be backdated or altered in some way to falsify information;

(d) an Associated Entity has a poor reputation or has faced allegations of bribes, kickbacks, fraud or other wrongdoing or has poor or non-existent third-party references;

(e) an Associated Entity does not have an office, staff or qualifications adequate to perform the required services; or

(f) an expense/payment request by an Associated Entity is unusual, is not supported by adequate documentation, is unusually large or disproportionate to products to be acquired, does not match the terms of a governing agreement, involves the use of cash or an off-the-books account, is in a jurisdiction outside the country in which services are provided or to be provided, or is in a form not in accordance with local laws.

13.3 Records and documentation must be kept of due diligence as part of the system of internal controls and record keeping discussed in Section 10.

14 RESPONSIBILITY OF MANAGERS

14.1 Managers will have full authority to implement the Policy within their spheres of responsibility. The measures taken by managers will be proportionate to the risks associated with their areas of responsibility but may include:

(a) devising, implementing and maintaining systems and controls designed to prevent bribery, minimize the risk of bribery and detect instances of bribery;

(b) ensuring that employees are aware of the Policy; and

(c) ensuring that employees participate in anti-bribery training and that training specific to the needs of particular employees or job functions is provided when appropriate.

14.2 A manager to whom an employee's concerns are expressed must act promptly and escalate the matter in accordance with this Policy.

14.3 Where it is decided that further investigation is not appropriate the reporting employee must be given a prompt and full explanation of the reasons for reaching this conclusion.

15 COMMUNICATION OF THE POLICY

15.1 To ensure that all directors, officers, employees, consultants and contractors of T20 are aware of the Policy, a copy of the Policy will be provided to them and they will be advised that the Policy is available on T20's website for their review. All directors, officers, employees, consultants and contractors of T20 will be informed whenever significant changes are made. New directors, officers, employees, consultants and contractors of T20 will be provided with a copy of this Policy and will be educated about its importance.

15.2 Training on this Policy will form part of the induction process for all new directors, officers, employees and consultants of T20. All existing directors, officers, employees and consultants will receive relevant training on how to implement and adhere to this Policy.

15.3 T20's zero-tolerance approach to bribery and corruption must be communicated to all suppliers, contractors and business partners at the outset of our business relationship with them and as appropriate thereafter. For advice on these communications, please contact the Compliance Officer.

16 RESPONSIBILITY FOR THE POLICY

16.1 T20's Board of Directors has designated the Nominations and Governance Committee to take overall responsibility for ensuring this Policy complies with T20's legal and ethical obligations, and that all those under T20's control comply with it.

16.2 Reporting directly to the Nominations and Governance Committee, the Compliance Officer has primary and day-to-day responsibility for implementing this Policy, monitoring its use and effectiveness. Management at all levels is responsible for ensuring those reporting to them are made aware of and understand this Policy.

17 ANNUAL CERTIFICATION

17.1 All directors, officers, employees, consultants and contractors of T20 will provide annual certification of compliance with this Policy in the form available for review on T20's website.

17.2 The Chief Commercial Officer and/or Compliance Officer of T20 will be responsible for ensuring that all annual certifications are obtained on or before the end of the first fiscal quarter of each year, and for providing written confirmation to the Board of Directors that such certifications have been obtained and summarizing the results thereof.

18 MONITORING AND REVIEW

18.1 The Compliance Officer will monitor the effectiveness and review the implementation of this Policy, considering its suitability, adequacy and effectiveness. Any deficiencies identified will be rectified as soon as possible.

18.2 Internal control systems and procedures will be subject to audits to provide assurance that they are effective in countering bribery and corruption.

18.3 All directors, officers, employees, consultants and contractors of T20 are responsible for the success of this Policy and should ensure they follow the procedures set out herein to disclose any suspected wrongdoing.

19.4 All directors, officers, employees, consultants and contractors of T20 are invited to comment on this Policy and suggest ways in which it might be improved. Comments, suggestions and queries should be addressed to the Compliance Officer.

19 CONSEQUENCES OF NON-COMPLIANCE WITH THE POLICY

Failure to comply with this Policy may result in severe consequences, which could include internal disciplinary action or termination of employment or consulting arrangements without notice. Violation of this Policy may also constitute a criminal offence punishable by fines and/or imprisonment. If it appears in the opinion of the Board that any director, officer, employee, consultant or contractor of T20 may have violated such laws, then T20 may refer the matter to the appropriate regulatory authorities, which could lead to civil or criminal penalties for T20 and/or the responsible person.

20 PERSONAL SAFETY

20.1 T20 is engaged in conducting business in places where personal safety may not be guaranteed by local officials. If you are subjected to an immediate threat to personal physical safety, you may put your personal well-being first, even if it means that you make a payment that contravenes this Policy.

20.2 The details of all incidents must be reported to the Compliance Officer immediately.

21 CHARITABLE CONTRIBUTIONS AND SOCIAL BENEFITS

21.1 T20 is committed to making a positive difference in the communities in which they operate. As part of this commitment, T20 will consider requests from governments and local organizations to contribute to local cultural activities or contribute to the development of or to provide goods and services to local infrastructure.

21.2 Requests must be carefully considered to ensure that the contributions made will be used for the intended lawful purposes.

21.3 No charitable contribution, sponsorship or similar contribution shall be given unless it has been pre-approved by the Compliance Officer.